                                                                    EXHIBIT 99

             IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS

         From time to time, we may make forward-looking public statements, such as statements concerning our then-expected future revenues or earnings or concerning projected plans, performance or contract procurement, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

         We wish to caution you not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, we wish to advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

         We will not undertake and we specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing the following cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf:

IF WE FAIL TO SATISFY OUR CONTRACTUAL OBLIGATIONS, OUR ABILITY TO COMPETE FOR FUTURE CONTRACTS AND OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

         Our failure to comply with contract requirements or to meet our client's performance expectations when performing on a contract could materially and adversely affect our financial performance and our reputation, which, in turn, would impact our ability to compete for new contracts. In addition, our contracts often require us to indemnify clients for our failure to meet performance standards. Some of our contracts contain liquidated damages provisions and financial penalties related to performance failures. Further, in order to bid on certain contracts, we are required to post a cash performance bond or obtain a letter of credit to secure our indemnification obligations. If a claim is made against a performance bond or letter of credit, the issuer could demand higher premiums. Increased premiums would adversely affect our earnings and could limit our ability to bid for future contracts.

IF WE FAIL TO ESTIMATE ACCURATELY THE FACTORS UPON WHICH WE BASE OUR CONTRACT PRICING, WE MAY HAVE TO REPORT A DECREASE IN REVENUES OR INCUR LOSSES ON THOSE CONTRACTS.

         We derived approximately 47% of our fiscal 2000 revenues from fixed-price contracts and approximately 18% of our fiscal 2000 revenues from performance-based contracts. For fixed-price contracts, we receive our fee if we meet specified objectives or achieve certain units of work. Those objectives might include placing a certain number of welfare recipients into jobs, collecting target amounts of child support payments, completing a particular number of managed care enrollments, or delivering a planning document under a consulting arrangement. For performance-based contracts, we receive our fee on a per-transaction basis. These contracts include, for example, child support enforcement contracts, in which we often receive a fee based on the amount of child support collected. To earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. We recognize revenues on these contracts, plus an estimated profit, as costs are incurred. Under this method, anticipated revenues for the full contract are recorded as the costs are incurred, not when the bills are sent or when the payment is made. Therefore, if a contract is cancelled or re-negotiated after work has been performed, previously recognized revenue would be reversed and charged to earnings at that time. The reversal of previously recognized revenue could adversely affect our financial results. In addition, we review these contracts quarterly and adjust revenues to reflect our current expectations as to the total anticipated costs. These adjustments affect the timing and amount of revenue recognized and could adversely affect our financial results.

IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR PROFITABILITY WILL BE ADVERSELY AFFECTED.

         Sustaining our growth has placed significant demands on our management as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If our growth and management of large-scale health and human services programs comes at the expense of providing quality service and generating reasonable profits, our ability to successfully bid for contracts and our profitability will be adversely affected.

GOVERNMENT ENTITIES HAVE IN THE PAST AND MAY IN THE FUTURE TERMINATE THEIR CONTRACTS WITH US EARLIER THAN WE EXPECT, WHICH MAY RESULT IN REVENUE SHORTFALLS.

         Many of our government contracts contain base periods of one or more years, as well as option periods covering more than half of the contract's potential duration. Government agencies do not have to exercise these option periods. The profitability of some of our contracts could be adversely impacted if the option periods are not exercised. Our contracts also typically contain provisions permitting a government client to terminate the contract on short notice, with or without cause. The unexpected termination of significant contracts could result in significant revenue shortfalls. If revenue shortfalls occur and are not offset by corresponding reductions in expenses, our business could be adversely affected. We cannot anticipate if, when or to what extent a client might terminate its contracts with us.

GOVERNMENT UNIONS MAY OPPOSE OUTSOURCING OF GOVERNMENT PROGRAMS TO OUTSIDE VENDORS SUCH AS US, WHICH COULD LIMIT OUR MARKET OPPORTUNITIES.

         Our success depends in part on our ability to win profitable contracts to administer and manage health and human services programs traditionally administered by government employees. Many government employees, however, belong to labor unions with considerable financial resources and lobbying networks. Unions have in the past and are likely to continue to apply political pressure on legislators and other officials seeking to outsource government programs. For example, union lobbying was instrumental in influencing the Department of Health and Human Services to deny a petition to allow private corporations to make Food Stamp and Medicaid eligibility determinations in Texas. Union opposition may slow welfare reform and result in fewer opportunities for us to service government agencies.

WE MAY LOSE EXECUTIVE OFFICERS AND SENIOR MANAGERS ON WHOM WE RELY TO GENERATE BUSINESS AND EXECUTE PROJECTS SUCCESSFULLY.

         The abilities of our executive officers and our senior managers to generate business and execute projects successfully is important to our success. While we have employment agreements with some of our executive officers, these agreements do not prevent them from terminating their employment with us. The loss of an executive officer or senior manager could impair our ability to secure and manage engagements.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, TO FOREGO ANTICIPATED REVENUES AND MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING PROHIBITIONS ON OUR BIDDING FOR RFPS.

         The Defense Contract Audit Agency and other government agencies have the authority to audit and investigate our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the agency determines that we have improperly allocated costs to a specific contract, we will not be reimbursed for those costs and we will be required to refund the amount of any such costs which have been reimbursed. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any adverse determination could adversely impact our ability to bid for RFPs.

WE MAY INCUR SIGNIFICANT COSTS BEFORE RECEIVING RELATED REVENUES WHICH COULD RESULT IN CASH SHORTFALLS.

         When we are awarded a contract to manage a government program, we may incur significant expenses before we receive contract payments, if any. These expenses include leasing office space, purchasing office equipment and hiring personnel. As a result, in certain large contracts where the government does not fund program start-up costs, we are required to invest significant sums of money before receiving related contract payments. In addition, payments due to us from government agencies may be delayed due to billing cycles or as a result of failures to approve governmental budgets in a timely manner. Moreover, any resulting cash shortfall could be exacerbated if we fail to timely invoice the government agency or to timely collect our fee.

INACCURATE, MISLEADING OR NEGATIVE MEDIA COVERAGE COULD ADVERSELY AFFECT OUR REPUTATION AND OUR ABILITY TO BID FOR GOVERNMENT CONTRACTS.

         The media frequently focuses its attention on our contracts with government agencies. If the media coverage is negative, it could influence government officials to slow the pace of outsourcing government services, which could reduce the number of RFPs. The media also focuses its attention on the activities of political consultants engaged by us, even when their activities are unrelated to our business, and we may be tainted by adverse media coverage about their activities. Moreover, inaccurate, misleading or negative media coverage about us could harm our reputation and, accordingly, our ability to bid for and win government contracts.

WE OBTAIN MOST OF OUR BUSINESS THROUGH RESPONSES TO GOVERNMENT REQUESTS FOR PROPOSALS. WE MAY NOT BE AWARDED CONTRACTS THROUGH THIS PROCESS IN THE FUTURE AND CONTRACTS WE ARE AWARDED MAY NOT BE PROFITABLE.

         Substantially all of our clients are state or local government authorities. To market our services to government clients, we are often required to respond to government requests for proposals, or RFPs. To do so effectively, we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations and likely terms of the proposals submitted by competitors. We must also assemble and submit a large volume of information within an RFP's rigid timetable. Our ability to respond successfully to RFPs will greatly impact our business. We may not be awarded contracts through the RFP process and our proposals may not result in profitable contracts.

WE MAY BE UNABLE TO ATTRACT AND RETAIN SUFFICIENT QUALIFIED PERSONNEL NECESSARY TO SUSTAIN OUR BUSINESS.

         Our delivery of services is labor-intensive. When we are awarded a government contract, we must quickly hire project leaders and case management personnel. The additional staff also creates a concurrent demand for increased administrative personnel. The success of our Government Operations Group, Consulting Group and Systems Group requires that we attract, develop, motivate and retain:

         o experienced and innovative executive officers;

         o senior managers who have successfully managed or designed government services programs in the public sector; and

         o information technology professionals who have designed or implemented complex information technology projects.

         Innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource. We may be unable to continue to attract and retain desirable executive officers and senior managers. Our inability to hire sufficient personnel on a timely basis or the loss of significant numbers of executive officers and senior managers could adversely affect our business.

IF WE FAIL TO ESTABLISH AND MAINTAIN IMPORTANT RELATIONSHIPS WITH GOVERNMENT ENTITIES AND AGENCIES, OUR ABILITY TO SUCCESSFULLY BID FOR RFPS MAY BE ADVERSELY AFFECTED.

         To facilitate our ability to prepare bids in response to RFPs, we rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships enable us to provide informal input and advice to the government entities and agencies prior to the development of an RFP. We also engage marketing consultants, including lobbyists, to establish and maintain relationships with elected officials and appointed members of government agencies. The effectiveness of these consultants may be reduced or eliminated if a significant political change occurs. We may be unable to successfully manage our relationships with government entities and agencies and with elected officials and appointees and any failure to do so may adversely affect our ability to bid successfully for RFPs.

THE FEDERAL GOVERNMENT MAY REFUSE TO GRANT CONSENTS AND/OR WAIVERS NECESSARY TO PERMIT PRIVATE ENTITIES, SUCH AS US, TO PERFORM CERTAIN ELEMENTS OF GOVERNMENT PROGRAMS.

         Under current law, in order to privatize certain functions of government programs, the federal government must grant a consent and/or waiver to the petitioning state or local agency. If the federal government does not grant a necessary consent or waiver, the state or local agency will be unable to outsource that function to a private entity, such as us, which could eliminate or reduce the value of the contract.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY FUTURE LEGISLATIVE CHANGES THAT WE DO NOT ANTICIPATE OR TO WHICH WE DO NOT RESPOND EFFECTIVELY.

         The market for our services depends largely on federal and state legislative programs. These programs can be modified or amended at any time by acts of federal and state governments. For example, in 1996, Congress amended the Social Security Act to eliminate social security and supplemental income benefit payments based solely on drug and alcohol disabilities. That amendment resulted in the termination of our substantial contract with the Social Security Administration which related to the referral and monitoring of the treatment of recipients of these benefits.

         Moreover, part of our growth strategy includes aggressively pursuing opportunities created by the Welfare Reform Act and other federal and state initiatives, which we believe will be implemented to encourage long-term changes in the nation's welfare system by seeking new contracts to administer and new health and welfare programs to manage. However, there are many opponents of welfare reform and, as a result, future progress in the area of welfare reform is uncertain. The repeal of the Welfare Reform Act, in whole or in part, could adversely affect our business. Further, if additional reforms are not proposed or enacted, or if previously enacted reforms are challenged, repealed or invalidated, our growth strategy could be adversely impacted.

IF WE DO NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT WE ACQUIRE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         We may be unable to manage our acquired businesses profitably or integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. To date, we have combined with twelve firms and have acquired substantially all of the assets of two firms and a division of another firm. We are still in the process of integrating the operations of several of these firms.

         Moreover, business combinations involve additional risks, including:

         o diversion of management's attention;

         o loss of key personnel;

         o assumption of unanticipated legal or financial liabilities;

         o unanticipated operating, accounting or management difficulties in connection with the acquired entities;

         o amortization of acquired intangible assets, including goodwill; and

         o dilution to our earnings per share.

         Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenues and earnings we anticipated.

FEDERAL GOVERNMENT OFFICIALS MAY DISCOURAGE STATE AND LOCAL GOVERNMENTAL ENTITIES FROM ENGAGING US, WHICH MAY RESULT IN A DECLINE IN REVENUES.

         To avoid higher than anticipated demands for federal funds, federal government officials occasionally discourage state and local authorities from engaging private consultants to advise them on maximizing federal funding. If state and local officials are dissuaded from engaging us for revenue maximization services, we will not receive contracts for, or revenues from, those services.

WE FACE COMPETITION FROM A VARIETY OF ORGANIZATIONS, MANY OF WHICH HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES THAN US; WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH THESE ORGANIZATIONS.

         Our Government Operations Group competes for program management contracts with the following:

         o government services divisions of large organizations such as Lockheed Martin Corporation, Electronic Data Systems, Inc. and Accenture;

         o specialized service providers such as Benova, Inc., Policy Studies Incorporated, Affiliated Computer Services, Inc. and America Works, Inc.; and

         o local non-profit organizations such as the United Way, Goodwill Industries and Catholic Charities.

         Our Consulting Group competes with:

         o the consulting divisions of the "Big 5" accounting firms; and

         o small, specialized consulting firms

         Our Systems Group competes with a large number of competitors including:

         o Unisys, KPMG, Accenture, Litton PRC (a Northrop Grumman Company), Peregrine Systems, Inc. and Electronic Data Systems, Inc.

         Many of these companies are national and international in scope and have greater resources than we have. Substantial resources could enable certain competitors to initiate severe price cuts or take other measures in an effort to gain market share. In addition, we may be unable to compete for a limited number of large contracts because we may not be able to meet an RFP's requirement to obtain and post a large cash performance bond. Also, in some geographic areas, we face competition from smaller consulting firms with established reputations and political relationships. We may be unable to compete successfully against our existing or any new competitors.

WE MAY NOT RECEIVE SUFFICIENT PAYMENTS IN A QUARTER TO COVER ALL OF OUR COSTS IN THAT QUARTER.

         A number of factors cause our payments and operating results to vary from quarter to quarter. These factors include:

         o the progression of contracts;

         o the levels of revenues earned on fixed-price and performance-based contracts (including any adjustments in expectations for revenue recognition on fixed-price contracts);

         o the commencement, completion or termination of contracts during any particular quarter;

         o the schedules of government agencies for awarding contracts;

         o the term of awarded contracts; and

         o potential acquisitions.

         Changes in the volume of activity and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a relatively large amount of our expenses are fixed. Moreover, we incur significant operating expenses during the start-up and early stages of large contracts and typically do not receive corresponding payments in that same quarter.

WE ARE CURRENTLY SUBJECT TO INVESTIGATIONS BY THE DISTRICT ATTORNEY'S OFFICE OF NEW YORK COUNTY AND THE UNITED STATES ATTORNEY'S OFFICE FOR THE SOUTHERN DISTRICT OF NEW YORK REGARDING TWO CONTRACTS AWARDED TO US BY THE NEW YORK CITY HUMAN RESOURCES ADMINISTRATION. IF DETERMINED ADVERSELY, WE COULD BE REQUIRED TO PAY PENALTIES AND BE SUBJECT TO ADMINISTRATIVE SANCTIONS.

         In January 2000, the New York City Human Resources Administration submitted two contracts that it had awarded to us for the performance of welfare-to-work services to the Comptroller of New York City to be registered. However, the Comptroller refused to register the contracts alleging improprieties in the procurement process and in our conduct. The New York Supreme Court, Appellate Division--First Department ordered the Comptroller to register the contracts in October 2000 after finding no wrongdoing in our conduct. Nevertheless, this matter continues to be the subject of investigations being conducted by certain government agencies. The District Attorney's Office of New York County and the United States Attorney's Office for the Southern District of New York, in response to requests made by the Comptroller, are investigating the facts underlying this matter. These offices reviewed certain of our documents and interviewed some of our employees during the last year. To our knowledge, there has been no recent activity involving these investigations. We believe that our actions were lawful and appropriate. However, if we are found to have engaged in illegal or improper activities, we could be subject to certain penalties and administrative sanctions, which could adversely affect our profits and our reputation.

OUR STOCK PRICE IS VOLATILE.

         We first publicly issued common stock on June 13, 1997 at $16.00 per share in our initial public offering. Between June 13, 1997 and April 30, 2001, the closing sale price has ranged from a high of $41.50 per share to a low of $17.00 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

         o quarterly fluctuations in results of operations;

         o the failure to be awarded a significant contract on which we have bid;

         o the termination by a government client of a material contract;

         o the announcement of new services by competitors;

         o political and legislative developments adverse to the privatization of government services;

         o changes in or failure to meet earnings estimates by securities analysts;

         o sales of common stock by existing shareholders or the perception that these sales may occur;

         o adverse judgments or settlements obligating us to pay damages;

         o negative publicity; and

         o loss of key personnel.

         In addition, overall volatility has often significantly affected the market prices of securities for reasons unrelated to a company's operating performance. In the past, securities class action litigation has often been commenced against companies that have experienced periods of volatility in the price of their stock. Securities litigation initiated against us could cause us to incur substantial costs and could lead to the diversion of management's attention and resources.

OUR ARTICLES OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS.

         Our Articles of Incorporation and bylaws include provisions that may delay, deter or prevent a takeover attempt that shareholders might consider desirable. For example, our Articles of Incorporation provide that our directors are to be divided into three classes and elected to serve staggered three-year terms. This structure could impede or discourage an attempt to obtain control of us by preventing stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to take control of us without the consent of our board of directors. Our Articles of Incorporation further provide that our shareholders may not take any action in writing without a meeting. This prohibition could impede or discourage an attempt to obtain control of us by requiring that any actions required to be taken by shareholders be taken at properly called shareholder meetings.

OUR EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP OWN SUFFICIENT SHARES OF OUR COMMON STOCK TO SIGNIFICANTLY AFFECT THE RESULTS OF ANY SHAREHOLDER VOTE.

         Our executive officers and directors beneficially own approximately
34% of our common stock. Two of those individuals, Dr. Mastran and Mr. Ruddy, together beneficially own approximately 32% of our common stock. Mr. Ruddy has agreed to vote his shares of common stock in a manner instructed by Dr. Mastran until September 30, 2001. As a result, these executive officers and directors have the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of the board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of these executive officers and directors may differ from yours and these executive officers and directors may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then current market price for their shares.